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PROSPECTUS SUPPLEMENT                  FILED PURSUANT TO RULES 424(b)(3) AND (c)
DATED DECEMBER 7, 2001 (TO PROSPECTUS                        FILE NO. 333-49018
DATED NOVEMBER 22, 2000)


                                2,631,375 SHARES


                        ENCHIRA BIOTECHNOLOGY CORPORATION

                                  COMMON STOCK

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This prospectus supplement amends and supplements the prospectus dated November
22, 2000 included in a registration statement that we filed with the SEC using the "shelf" registration process. It relates to the public offering, which is not being underwritten, of 2,631,375 shares of our common stock which may be offered and sold from time to time by the selling stockholders named in the prospectus.

The "Selling Stockholders" section of the prospectus is hereby amended to correct the amount of shares registered on behalf of the following two selling stockholders to the following amounts:

      Oracle Offshore Limited: 39,600 shares outstanding; 11,880 shares issuable upon exercise of warrants; and 51,480 total shares.

      Sam Oracle Investments Inc.: 79,200 shares outstanding; 23,760 shares issuable upon exercise of warrants; and 102,960 total shares.

This does not change the aggregate amount of shares that were registered in the original prospectus.

This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information contained herein supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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